Exhibit 99.1

Reed’s, Inc. Announces Preliminary Unaudited Fourth Quarter and Full Year 2020 Financial Results

NORWALK, CT, January 13, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced preliminary unaudited revenue results for the fiscal fourth quarter and full year 2020 ended December 31, 2020.

Reed anticipates nets sales for the fourth quarter of 2020 to be approximately $10.3 million, representing growth of 44% year-over-year and 22% sequentially over the previous quarter. For the full year of 2020, Reed’s anticipates net sales to be approximately $41.3 million, a increase of 22% compared to $33.8 million for the full year of 2019. These figures are preliminary and unaudited, and actual revenues may differ.

“We are pleased to report continued net sales growth representing positive momentum across all channels,” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “Despite the challenges we have navigated in the face of the pandemic this year, these results demonstrate the continued support for the Reed’s brand and the future opportunities that lie ahead.”

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s™ is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The company uses this same handcrafted approach in its award-winning Virgil’s™ line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s, please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Forward- Looking Statements

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Preliminary Financial Information, Financial Guidance and Growth

Preliminary financial information, financial guidance and growth disclosure should not be viewed as a substitute for full financial statements prepared in accordance with GAAP. Estimated preliminary results are subject to completion of our customary quarterly and annual financial closing and audit and review procedures and are not comprehensive statements of our financial results for the three months and fiscal year ended December 31, 2020 and are subject to adjustments as a result of such procedures. In addition, preliminary financial information and accelerated growth disclosure is not necessarily indicative of the results to be achieved in any future period. Our financial statements and related notes as of and for the fiscal year ended December 31, 2020 is expected to be filed with the SEC during March of 2021.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 2

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com